SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549




                          Form 8-K



                       CURRENT REPORT



         Pursuant to Section 13 or 15(d) of the Securities
                     Exchange Act of 1934

              Date of Report (Date of earliest event
                  reported)  October 3,1997.



                       FOOD LION, INC.
   (Exact name of registrant as specified in its charter)




     North Carolina                  0-6080              56-0660192
 (State or other jurisdiction       (Commission       (IRS Employer
    of incorporation)               File Number)     Identification No.)




     P.O. Box 1330, 2110 Executive Drive, Salisbury, North
     Carolina 28145-1330
                         (704) 633-8250

   (Address, including zip code, and telephone number,
    including area code of registrant's principal
                    executive offices)


                            N.A.
  (Former name or former address if changed since last report)


Item 5.  Other Events

a.   Closure of Stores and Distribution Center in Southwest

     On September 18, 1997, Food Lion, Inc. (the "Company") announced its plan to close the Company's 61 stores and one distribution center in Louisiana, Oklahoma and Texas (the "Southwest"). The stores in the Southwest were not profitable and reduced the Company's net earnings by nearly $.01 per share on an annual basis. The Company established a pre-tax reserve against third quarter earnings of $87.1 million ($53.1 million after tax) for the closures. This pre-tax reserve reflects management's estimate of $129.1 million in costs and asset revaluations associated with the divestiture of the Southwest, less $42.0 million in unused reserves related to store closures since 1993. The Company estimates that cash proceeds from the disposition of assets in the Southwest, net of expenses, will be approximately $100 million. Conditions in the real estate market and general economic conditions in the communities in which the assets are located could cause the actual proceeds to differ from this estimate.

     The closure of the Southwest stores and distribution center is further described in a press release issued by the Company on September 18, 1997, a copy of which is attached hereto as Exhibit 99.


b.   "Safe Harbor" Statement Regarding Forward-Looking
Statements or Information

     The Company, or its executive officers and directors on behalf of the Company, may from time to time make "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). All statements, other than statements of historical fact, which address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements include statements regarding the Company's business, including the business of the Company's subsidiary, Kash n' Karry Food Stores, Inc.


     The Company cautions that the factors discussed below, among others (including but not limited to factors mentioned from time to time in the Company's reports filed with the
SEC), could affect the Company's results and cause actual results to differ materially from those expressed in forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. The Company further cautions that new factors may emerge from time to time. The following discussion includes matters as to which the Company has made forward-looking statements, both orally and in writing. This discussion is intended to provide information as to some of the factors that could cause results to differ materially from those expressed or implied in the forward-looking statements.

     Important factors that could cause actual results to differ materially from those set forth in forward-looking statements regarding the Company's financial condition and results of operations include changes in economic conditions including inflation levels, particularly in the Company's primary markets; changes in consumer spending; unanticipated costs associated with the Company's store expansion and renovation strategies; competitive practices and pricing in the food industry generally and particularly in the Company's primary markets; the cost of or constraints on the Company's supply of necessary inventory; changes in local, state or federal legislation or regulation; the retirement or loss of services of key personnel; and technological problems involving the Company, its vendors or other third parties.

     The Company's growth plans include expansion through new store development, remodels of its existing stores, and acquisitions, where appropriate. Factors that could impact the Company's growth plans include competitive conditions; the Company's ability to develop new stores cost effectively in advantageous locations; the availability and cost of resources (including capital, materials, real estate, labor and contractors) to complete the Company's new store and renovation plans; the availability of appropriate acquisition opportunities; the Company's ability to successfully integrate acquired entities; unanticipated problems with third parties such as landlords, including but not limited to difficulties in acquiring, financing and developing sites, and securing necessary permits and licenses; and unanticipated costs associated with the Company's new store and renovation strategies.

     The Company has also stated that it intends to continue to incur costs associated with remodeling stores, which has historically resulted in increased sales in remodeled stores. Factors that could negatively impact such results in the future include diminishing availability of stores suitable for remodeling, unanticipated costs associated with remodels, and changes in general economic and competitive conditions in the markets in which the remodeled stores are located.

     From time to time, the Company states its estimates of the average range of costs to close a store and its projections of the number of stores it will close in the coming year. While the Company believes that these estimates are accurate at the time they are made, certain factors could cause those projections or results to change from time to time, including general economic and competitive conditions, unanticipated costs associated with store closures, and the age or newness of the stores closed.
In addition, the Company has made forward-looking statements with respect to the anticipated proceeds from the disposition of assets in the Southwest. Factors that could cause those results to differ materially include conditions in the real estate market and general economic conditions in the communities where the assets are located.

Item 7.  Financial Statements and Exhibits

     (b) Exhibits

       Exhibit No.
          99    Press Release Regarding Closure of Stores and
                Distribution Center in Southwest






                         Signatures


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                         FOOD LION, INC.


Dated: October 3, 1997        By: \s\ Laura Kendall
                              Name: Laura Kendall
                              Its: Vice President of Finance
                              Chief Financial Officer